Exhibit (2)(a)(2)

S&P 500® COVERED CALL FUND INC.

ARTICLES OF AMENDMENT

S&P 500® Covered Call Fund Inc., a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST:   The charter of the Corporation (the “Charter”) is hereby amended by deleting Section 8.1 of Article VIII and inserting in lieu thereof a new Section 8.1 of Article VIII to read as follows:

Section 8.1     Period of Existence. Subject to Section 8.2 hereof, the Corporation’s period of existence shall expire on the later of March 31, 2010 or the date on which the conditions set forth with respect to cessation of existence in Section 3-519 of the MGCL, or any successor provision, are satisfied (the “Expiration Date”).

SECOND:   The foregoing amendment to the Charter were approved by a majority of the entire board of directors of the Corporation in accordance with Section 2-603 of the Maryland General Corporation Law. There is no stock outstanding entitled to be voted on the foregoing amendment to the Charter.

THIRD:   The undersigned President of the Corporation acknowledges these Articles of Amendment to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned President acknowledges that, to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

FOURTH:   The directors of the Corporation, by resolution dated March 7, 2005, authorized the attestation of these Articles of Amendment by Christopher Yeagley, Vice President of the Corporation.

IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be executed in its name and on its behalf by its President and attested by its Vice President this 16th day of March 2005.

ATTEST:	S&P 500® Covered Call Fund Inc.

/s/ Christopher Yeagley	By:	/s/ Mitchell M. Cox

Christopher Yeagley		Mitchell M. Cox
Vice President		President